Exhibit 99.2

Investor Contact:	Press Contact:
Centra Software, Inc.	Centra Software, Inc.
Steve Johnson/781-994-1044	Ellen Slaby/781-994-1068
sjohnson@centra.com	eslaby@centra.com

Centra Reports 2003 Second Quarter Results

**Grows Revenues 23 Percent Year Over Year and 7 Percent Sequentially**

**Narrows Net Loss—Maintains Goal of Achieving Profitability in 2nd Half 2003**

**Ships Centra 7 to Accelerate Enterprise-wide Deployment of Real-time Collaboration Solutions**

LEXINGTON, Mass. (July 30, 2003) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of application software and services for real-time enterprise collaboration (RTEC), today announced results for the second quarter ending June 30, 2003. Under a separate news release issued today, Centra announced that Paul R. Gudonis is joining the Company as President and Chief Executive Officer.

Revenues for the second quarter were $10.4 million, an increase of 23 percent over second-quarter 2002 revenues of $8.5 million and a 7 percent increase sequentially over first-quarter 2003 revenues of $9.7 million. Software license revenue in the second quarter of 2003, which represented 44 percent of total revenues in the quarter, was $4.6 million, a 9 percent increase over the second quarter of 2002. Software services revenue, which is comprised of revenues from software delivered on an application service provider (ASP) basis and from hosting services, was $2.1 million for the second quarter, or 20 percent of total revenues, and a 55 percent increase over the same quarter last year. Professional services revenue, including maintenance and support, consulting and education, was $3.7 million in the second quarter, or 36 percent of total revenues, and a 28 percent increase over the second quarter of 2002.

Net loss for the second quarter, calculated in accordance with generally accepted accounting principles (GAAP), was $2.2 million, or $0.08 per share, compared with a net loss of $4.2 million, or $0.17 per share, for the second quarter last year. On a pro forma basis, excluding costs of $175,000 related to the amortization of acquired developed technology and the compensation charge of $113,000 for the issuance of stock options, net loss for the second quarter of 2003 was $1.9 million, or $0.07 per share, compared to, on a pro forma basis, excluding costs of $175,000 related to the amortization of acquired developed technology, compensation charge of $209,000 for the issuance of stock options, restructuring costs of $439,000 and merger transaction costs of $52,000, a net loss of $3.4 million, or $0.13 per share reported in the second quarter of 2002.

Gross margin, calculated in accordance with GAAP, improved by 230 basis points to 81.3 percent in the second quarter of 2003 compared to gross margin of 79.0 percent in the second quarter of 2002.

On the balance sheet, Centra’s cash, cash equivalents, and short-term investments totaled $35.9 million as of June 30, 2003, compared to $37.0 million at the end of the previous quarter. Days sales outstanding, or DSO, was 58 days at the end of the second quarter, compared to 54 days at the end of the first quarter and 69 days at December 31, 2002. Deferred revenue, driven by an increase in maintenance renewal contracts and demand for our ASP software services, rose during the second quarter by $784,000 to a record $12.1 million.

A table reconciling non-GAAP financial measures to the most directly comparable GAAP measure is included in the attachments to this press release.

“Centra had another consecutive quarter of positive results led by revenue growth in licenses and software subscriptions,” said Leon Navickas, Chairman and CEO of Centra. “We improved margins, advanced closer to profitability, maintained our strong balance sheet and signed new customers across the Global 2000. Our second-quarter performance can be attributed to strict execution on our operating plans, our aggressive channel strategy with new and established reseller and OEM partners, and the continuing benefits of significant add-on business from our existing customers like First American and New Balance. Looking forward, the launch of

Centra 7™ places us ahead of competitors with a solution truly suited for enterprise-wide collaboration. Entering the third quarter of 2003, Centra is in a strong position to grow its business and add shareholder value,” concluded Navickas.

Second Quarter Highlights

•	Centra added 81 new customers during the quarter, raising the total number of corporate accounts to 1,187. New customers include Xilinx, Eastern Bank, Boehringer Ingleheim, and North Carolina State University. Centra continued to see strong support from its installed customer base, including significant add-on sales to First American and New Balance, as customers broadened their use of Centra across the enterprise.

•	In the second quarter of 2003, Centra shipped Centra 7, the new standard for real-time enterprise collaboration. Centra 7 includes three major innovations — advanced integration with the user desktop, solutions that address an entire business process — before, during, and after the live collaboration session, and advanced systems architecture to support global enterprise deployments.

•	Centra continued to receive industry recognition including the 2003 Technology ROI Award by Baseline Magazine and Nucleus Research for the Centra implementation at Wachovia Corporation. The Wachovia project leveraged Centra’s real-time collaboration application, realizing a 190% return on investment in the first 15 months.

•	Centra held its fourth annual worldwide user conference in May of 2003. An annual event since 1999, the conference was held in Boston with more than 600 customers and partners in attendance. A week of presentations, customer-led sessions and workshops was highlighted with the public launch of Centra 7.

Second Quarter Conference Call

In conjunction with this release, Centra will host a conference call on Thursday, July 31, 2003 at 10:00 a.m. EST. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Leading with a proven track record of helping approximately 1,200 organizations increase revenue and improve business performance, Centra offers enterprise application software that enables organizations to deliver real-time communication, collaboration and learning across the extended enterprise. Centra offers solutions that deliver enhanced integration of real-time collaboration capabilities with departmental business processes, such as sales and marketing, and virtual teamwork. Available in 13 languages, Centra applications can be deployed as on-site software or through our ASP service and are supported by an active ecosystem of value-added partners, including Microsoft, Oracle, Siebel, Deloitte Consulting, EDS and Cisco. Organizations across every major industry and market sector choose Centra, including Cadbury Schweppes, McKesson, Sysco, Viacom and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements concerning the Company’s ability to maintain a leadership position in collaborative eLearning, its ability to successfully address the broader real-time communication and collaboration arena, demand for the Company’s software services and management’s expectations regarding future results of operations. These statements involve risk and uncertainties that affect the matters herein, and may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, the Company’s dependence on its senior management team and its ability to identify and recruit senior management personnel with sufficient qualifications and capabilities, the results of future research, uncertainty of product demand and market acceptance for the Company’s Centra 7 collaboration platform and its other current and future products, the effect of economic conditions, the impact of competitive products and pricing, technological difficulties and/or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its operating plans as anticipated or achieve projected revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10–K for the year ended December 31, 2002 and its Form 10-Q for the three months ended March 31, 2003, which are available at www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark, and Centra 7 is a trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

(Tables to Follow)

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

Assets	December 31, 2002	June 30, 2003
Current assets
Cash, cash equivalents and short-term investments	$38,244	$35,890
Restricted cash	100	100
Accounts receivable, net	7,114	6,649
Prepaid expenses and other current assets	1,576	1,520

Total current assets	47,034	44,159

Property and equipment, net	2,923	2,136
Restricted cash	433	432
Other assets	101	136
Goodwill and other intangible assets, net	933	583

Total assets	$51,424	$47,446

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$2,001	$2,086
Accounts payable	846	1,103
Accrued expenses	5,805	4,959
Deferred revenue	10,255	12,116

Total current liabilities	18,907	20,264

Long-term debt, net of current maturities	2,027	1,196

Total stockholders’ equity	30,490	25,986

Total liabilities and stockholders’ equity	$51,424	$47,446

CENTRA SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2002 and 2003

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2002	2003	2002	2003
Revenues
License	$4,244	$4,613	$8,077	$8,978
Software services	1,349	2,093	2,508	3,936
Professional services and maintenance	2,875	3,686	5,393	7,161
Total revenues	8,468	10,392	15,978	20,075

Cost of revenues
License	102	133	191	273
Amortization of acquired developed technology (1)	175	175	350	350
Software services	517	551	1,109	1,123
Professional services and maintenance	986	1,084	2,106	2,115
Total cost of revenues	1,780	1,943	3,756	3,861

Gross profit	6,688	8,449	12,222	16,214

Operating expenses
Sales and marketing	5,397	5,446	10,544	10,842
Product development	2,915	2,984	6,038	5,922
General and administrative	2,066	2,189	3,950	4,514
Compensation charge for issuance of stock options (1)	209	113	427	220
Merger transaction costs (1)	52	—	1,239	—
Restructuring charges (1)	439	—	439	—
Total operating expenses	11,078	10,732	22,637	21,498

Operating loss	(4,390)	(2,283)	(10,415)	(5,284)

Other income, net	163	76	333	158

Net loss	$(4,227)	$(2,207)	$(10,082)	$(5,126)

Basic and diluted net loss per share	$(0.17)	$(0.08)	$(0.40)	$(0.20)

Weighted average shares outstanding
Basic and diluted	25,437	26,385	25,399	26,231

Pro forma net loss (1), (2)	$(3,352)	$(1,919)	$(7,627)	$(4,556)

Pro forma net loss per share	$(0.13)	$(0.07)	$(0.30)	$(0.17)

Weighted average shares outstanding
Basic and diluted (3)	25,437	26,385	25,399	26,231

(1)	The pro forma net loss excludes amortization of acquired developed technology, compensation charge for issuance of stock options, merger transaction costs and restructuring charges for the amounts as reported above.

(2)	Reconciliation between net loss and pro forma net loss attached.

(3)	Weighted average shares used in calculating the pro forma net loss per share.

CENTRA SOFTWARE, INC.

RECONCILIATION OF PRO FORMA RESULTS

For the Three and Six Months Ended June 30, 2002 and 2003

(Amounts in thousands, except per share data)

(Unaudited)

To arrive at the pro forma figures set forth in Centra’s Report of 2003 Second Quarter Results and Consolidated Statements of Operations, Centra excluded certain non-cash items, non-recurring expenses and non-operating expenses, as described below. Management believes that presenting its operating results in this manner, while different from the results achieved by applying generally accepted accounting principles, may provide investors a meaningful alternative basis for comparing results from Centra’s ongoing operations among periods.

	Three Months ended June 30,		Six Months ended June 30,
	2002	2003	2002	2003
Gross profit	6,688	8,449	12,222	16,214
Gross margin percentage	79.0%	81.3%	76.5%	80.8%

Add back:
Amortization of acquired developed technology	175	175	350	350

Pro forma gross profit	6,863	8,624	12,572	16,564
Pro forma gross margin percentage	81.0%	83.0%	78.7%	82.5%

Net loss	$(4,227)	$(2,207)	$(10,082)	$(5,126)

Add back:
Compensation charge for issuance of stock options	209	113	427	220
Merger transaction costs	52	—	1,239	—
Restructuring charges	439	—	439	—

Total adjustments	875	288	2,455	570

Pro forma net loss	$(3,352)	$(1,919)	$(7,627)	$(4,556)

Pro forma net loss per share	$(0.13)	$(0.07)	$(0.30)	$(0.17)

Weighted average shares outstanding
Basic and diluted	25,437	26,385	25,399	26,231